UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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AGCO CORPORATION
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 27, 2006
       The Annual Meeting of Stockholders of AGCO Corporation will be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, on Thursday, April 27, 2006, at 9:00 a.m., local time, for the following purposes:

1. To elect three directors to serve for the ensuing three years or until their successors have been duly elected and qualified;

2. To approve the AGCO Corporation 2006 Long-Term Incentive Plan; and

3. To transact any other business that may properly be brought before the meeting.
      The Board of Directors has fixed the close of business on March 17, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting. A list of stockholders as of the close of business on March 17, 2006 will be available for examination by any stockholder at the Annual Meeting itself as well as for a period of ten days prior to the Annual Meeting at our offices at the above address during normal business hours.
      We urge you to mark and execute your proxy card and return it promptly in the enclosed envelope. In the event you are able to attend the meeting, you may revoke your proxy and vote your shares in person.

By Order of the Board of Directors

STEPHEN D. LUPTON
Corporate Secretary
Atlanta, Georgia
March 30, 2006

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
INFORMATION REGARDING PROXIES
VOTING SHARES
PROPOSAL NUMBER 1 ELECTION OF DIRECTORS
DIRECTORS CONTINUING IN OFFICE
BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PROPOSAL NUMBER 2 APPROVAL OF THE AGCO CORPORATION 2006 LONG-TERM INCENTIVE PLAN
AWARDS UNDER 2006 PLAN (AT TARGET)
OTHER BUSINESS
PRINCIPAL HOLDERS OF COMMON STOCK
EXECUTIVE COMPENSATION
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
PERFORMANCE GRAPH
EXECUTIVE OFFICERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
ANNUAL REPORT TO STOCKHOLDERS
ANNUAL REPORT ON FORM 10-K
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
STOCKHOLDERS’ PROPOSALS
APPENDIX A
AGCO CORPORATION 2006 LONG-TERM STOCK INCENTIVE PLAN

AGCO CORPORATION

PROXY STATEMENT FOR THE
ANNUAL MEETING OF STOCKHOLDERS
April 27, 2006

INFORMATION REGARDING PROXIES
      This proxy solicitation is made by the Board of Directors of AGCO Corporation, which has its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096. By signing and returning the enclosed proxy card, you authorize the persons named as proxies on the proxy card to represent you and vote your shares.
      If you attend the meeting, you may vote by ballot. If you are not present at the meeting, your shares can be voted only when represented by a proxy. You may indicate a vote in connection with the election of directors and your shares will be voted accordingly. If you indicate a preference to abstain from voting on director elections, no vote will be recorded. You may withhold your vote from any nominee for director by writing his name in the appropriate space on the proxy card. You may revoke your proxy before balloting begins by notifying the Corporate Secretary in writing at 4205 River Green Parkway, Duluth, Georgia 30096. In addition, any proxy card signed and returned by you may be revoked at any time before it is voted by signing and duly delivering a proxy card bearing a later date or by attendance at the meeting and voting in person. If you return a signed proxy card that does not indicate your voting preferences, the persons named as proxies on the proxy card will vote your shares in favor of all of the items set forth in the attached notice.
      The enclosed form of proxy card is solicited by the Board of Directors of the Company, and the cost of solicitation of proxy cards will be borne by the Company. In order to ensure that a quorum is represented by proxies at the meeting, proxy solicitation also may be made personally or by telephone by officers or employees of the Company, without added compensation. The Company will reimburse brokers, custodians and nominees for their expenses in forwarding proxy material to beneficial owners. The Company may retain an outside firm to aid in the solicitation of proxy cards, the cost of which the Company expects would not exceed $25,000.
      This proxy statement and form of proxy card are first being sent to stockholders on or about March 30, 2006. The Company’s 2005 Annual Report to its stockholders and its Annual Report on Form 10-K for 2005 also are enclosed and should be read in conjunction with the matters set forth herein.
VOTING SHARES
      Only stockholders of record as of the close of business on March 17, 2006 are entitled to notice of and to vote at the Annual Meeting. On March 17, 2006, the Company had outstanding 90,534,121 shares of Common Stock, each of which is entitled to one vote on each matter coming before the meeting. No cumulative voting rights exist, and dissenters’ rights for stockholders are not applicable to the matters being proposed.
Quorum Requirement
      A quorum of the Company’s stockholders is necessary to hold a valid meeting. The Company’s By-Laws provide that a quorum is present if a majority of the outstanding shares of Common Stock of the Company entitled to vote at the meeting are present in person or represented by proxy. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the meeting who also will determine whether a quorum is present for the transaction of business. Abstentions and broker “non-votes” will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.

Vote Necessary for the Election of Directors
      Directors are elected by a plurality of the shares of Common Stock actually voted (in person or by proxy) at the Annual Meeting. Withheld votes and abstentions have no effect. Under the New York Stock Exchange, Inc. (“NYSE”) rules, if your broker holds your shares in its name, your broker is permitted to vote your shares with respect to the election of directors even if your broker does not receive voting instructions from you.
Vote Necessary for Approval of the AGCO Corporation 2006 Long-Term Incentive Plan
      Approval of the Company’s 2006 Long-Term Incentive Plan requires the affirmative vote of a majority of the number of shares of the Company’s Common Stock that are present in person or by proxy at the Annual Meeting and entitled to vote thereat. Abstentions will be counted in determining the minimum number of affirmative votes required for approval and, accordingly, will have the effect of a vote against the proposal. Broker non-votes will not be counted as votes for or against the proposal.
Other Matters
      With respect to any other matter that may properly come before the Annual Meeting for stockholder consideration, a matter will be approved if a majority of the number of shares of the Company’s Common Stock that are present in person or by proxy at the Annual Meeting and entitled to vote thereat are voted in favor of the matter. Abstentions will be counted in determining the minimum number of affirmative votes required for approval thereof and, accordingly, will have the effect of a vote against any such matter. Broker non-votes will not be counted as votes for or against other matters presented for stockholder consideration.
PROPOSAL NUMBER 1
ELECTION OF DIRECTORS
      The Board is divided into three classes of directors, designated Class I, Class II and Class III, with each class as nearly equal in number as possible to the other two classes. The three classes serve staggered three-year terms. Stockholders annually elect directors of one of the three classes to serve for three years or until their successors have been duly elected and qualified. At the Annual Meeting, stockholders will elect three directors to serve as Class II directors. The Nominating and Corporate Governance Committee has recommended, and the Board of Directors has nominated, the three individuals named below to serve as Class II directors until the Annual Meeting in 2009 or until their successors have been duly elected and qualified.
      The following is a brief description of the business experience of each of the three nominees for Class II directorship:
      P. George Benson, Ph.D, age 59, has been a director of the Company since December 2004. Mr. Benson is currently Dean of the Terry College of Business at the University of Georgia, serving in that position since 1998, and has been a member of the Board of Directors and Audit Committee Chair for Nutrition 21, Inc., respectively, since 1998 and 2002. He also has been a member of the Board of Directors of Crawford & Company (Atlanta, Georgia) since September 2005 and of Athens First Bank and Trust (Athens, Georgia) since February 2005. Mr. Benson was a judge for the Malcom Baldridge National Quality Award from 1997 to 2000 and currently serves as Chairman of the Board of Overseers for the Baldridge Award. From 1993 to 1998, Mr. Benson served as Dean of the Rutgers Business School at Rutgers University. Prior to that, Mr. Benson was on the faculty of the Carlson School of Management at the University of Minnesota from 1977 to 1993 where he served as Director of the Operations Management Center from 1992 to 1993 and head of the Decision Sciences Area from 1983 to 1988.
      Gerald L. Shaheen, age 61, has been a director of the Company since October 2005. Mr. Shaheen is currently a Group President of Caterpillar Inc., serving in that position since 1998. Since joining Caterpillar in 1967, Mr. Shaheen has held numerous marketing and general management positions, both in the United States and Europe. Mr. Shaheen is also a Board member and Vice Chairman of the U.S. Chamber of Commerce; a Board member of the National Chamber Foundation, the Mineral Information Institute, Inc. and Bradley University; and a Board member and Chairman of the Association of Equipment Manufacturers. He also serves on the Board of Directors of National City Corporation as well as on the OSF Saint Francis Medical Center Foundation Council and the Board of Trustees of the National Multiple Sclerosis Society, Greater Illinois Chapter.
      Hendrikus Visser, age 61, has been a director of the Company since April 2000. Mr. Visser is Chairman of Bever Holding N.V. and Royal Huisman Shipyards N.V., and serves on the boards of Sovion N.V. and Friesland Bank N.V. Foundation OPG N.V. He was the Chief Financial Officer of NUON N.V. and has served on the boards of major international corporations and institutions including Rabobank Nederland, the Amsterdam Stock Exchange, Amsterdam Institute of Finance and De Lage Landen.
      Wolfgang Sauer, a Class II director, is retiring as a director as of the Annual Meeting. Mr. Sauer has served as a director since 1997. In that capacity he has provided able oversight to the Company, and his guidance and wisdom have been greatly appreciated. The Board of Directors expresses it sincerest thanks to Mr. Sauer.
      The three nominees who receive the greatest number of votes cast for the election of directors at the Annual Meeting shall become directors at the conclusion of the tabulation of votes.
The Board of Directors recommends a vote FOR the nominees set forth above.
DIRECTORS CONTINUING IN OFFICE
      The eight individuals named below are now serving as directors of the Company with terms expiring at the Annual Meetings in 2007 and 2008, as indicated.
      Directors who are continuing in office as Class III directors whose terms expire at the Annual Meeting in 2007 are listed below:
      W. Wayne Booker, age 71, has been a director of the Company since October 2000. Mr. Booker served as Vice Chairman of Ford Motor Company from 1996 until his retirement in 2002. In addition, Mr. Booker was a Vice President of Ford from 1989 until 2001. Prior to his retirement, Mr. Booker served on the boards of several international councils, including the US-China Business Council, the National Committee on US-China Relations, the National Center for APEC and the US-Thailand Business Council. Mr. Booker also serves on the Board of Koc Holding A.S.
      Gerald B. Johanneson, age 65, has been a director of the Company since April 1995. Until his retirement in 2003, Mr. Johanneson had been President and Chief Executive Officer of Haworth, Inc. since 1997. He served as President and Chief Operating Officer of Haworth, Inc. from 1994 to 1997 and as Executive Vice President and Chief Operating Officer from 1988 to 1994. Mr. Johanneson currently serves on the Board of Haworth, Inc.
      Curtis E. Moll, age 66, has been a director of the Company since April 2000. Mr. Moll has been Chairman of the Board and Chief Executive Officer of MTD Products, Inc., a global manufacturing corporation, since 1980. He joined MTD Products as a project engineer in 1963. Mr. Moll is also Chairman of the Board of Shiloh Industries and serves on the Boards of Cleveland Advanced Manufacturing Program, Inc. and the Sherwin-Williams Company.
      Robert J. Ratliff, age 74, has been Chairman of the Board of Directors since 1993 and a director since June 1990 and was Executive Chairman of the Board between 1999 and 2002. Mr. Ratliff previously served as President and Chief Executive Officer from 1990 to 1996 and from 2002 to 2004 and as Chief Executive Officer of the Company from January 1996 until November 1996 and from August 1997 to February 1999. Mr. Ratliff is also a director of the National Association of Manufacturers and the Association of Equipment Manufacturers. Mr. Ratliff is a member of the Board of Councilors of the Carter Center.

      Directors who are continuing in office as Class I directors whose terms expire at the Annual Meeting in 2008 are listed below:
      Herman Cain, age 60, has been a director of the Company since December 2004. Mr. Cain also has served as the Chairman of T.H.E. New Voice, a leadership and consulting firm that he founded, since 2004. Prior to that, he was the Chairman of The Federal Reserve Bank of Kansas City, from 1995 to 1996, and a Member, from 1992 to 1994. Mr. Cain served as the Chief Executive Officer and President of the National Restaurant Association from 1997 to 1999 and as Chairman and Chief Executive Officer of Godfather’s Pizza, Inc. from 1988 to 1996. From 1977 to 1988, Mr. Cain served in various positions with The Pillsbury Company and Burger King Corporation.
      Wolfgang Deml, age 60, has been a director of the Company since February 1999. Since 1991, Mr. Deml has been President and Chief Executive Officer of BayWa Corporation, a trading and services company located in Munich, Germany. Mr. Deml is also currently a member of the Supervisory Board of MAN Nutzfahrzeuge AG and the Chairman of the Supervisory Board of VK Mühlen AG.
      David E. Momot, age 68, has been a director of the Company since August 2000. Over his 30-year career with General Electric, Mr. Momot served in various manufacturing and general management positions. Most recently, from 1991 to 1997, Mr. Momot held various executive positions at General Electric including Vice President — European Operations G.E. Lighting, President and Chief Executive Officer — BG Automotive Motors, Inc. and, most recently, Vice President and General Manager — Industrial Drive Motors and Generators. Mr. Momot has served on the executive board of the Boy Scouts of America, on various Chambers of Commerce at local and state levels and on several YMCA and church boards.
      Martin Richenhagen, age 53, has been a director of the Company since March 2004 and has served as President and Chief Executive Officer of the Company since July 2004. From 2003 to 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material business based in Switzerland. From 1998 to 2002, Mr. Richenhagen was Group President of Claas KgaA mbH, a global farm equipment manufacturer and distributor. From 1995 to 1998, Mr. Richenhagen was Senior Executive Vice President for Schindler Deutschland Holdings GmbH, a worldwide manufacturer and distributor of elevators and escalators.
BOARD OF DIRECTORS AND CERTAIN COMMITTEES OF THE BOARD
      During 2005, the Board of Directors held eight meetings. Each non-employee director receives an annual base retainer of $40,000 plus $25,000 in Restricted Common Stock (assuming that Proposal Number 2 is approved by stockholders) for Board service and $5,000 for each committee on which he serves. Each also receives an additional fee of $2,000 for each Board meeting attended (or $1,000 if the Board meeting is held via teleconference) and $1,000 for each committee meeting attended (or $500 if the committee meeting is held via teleconference). Committee chairmen receive an additional annual retainer of $10,000 (or $15,000 for the chairman of the Audit Committee) and an additional fee of $1,500 for each committee meeting attended (or $1,000 if the committee meeting is held via teleconference). Mr. Ratliff, who is the Chairman of the Board, also receives an additional $100,000 Chairman’s fee. The Company does not have any consulting arrangements with any of its directors.
      In accordance with the rules of the NYSE, the Company’s Board of Directors has adopted categorical standards to assist it in making determinations of its directors’ independence. The Board of Directors has determined that in order to be considered independent, a director must not:

•	be an employee of the Company or have an “immediate family member,” as that term is defined in the General Commentary to Section 303A.02(b) of the NYSE rules, who is an executive officer of the Company at any time during the preceding three years;

•	receive or have an immediate family member who receives or solely own any business that receives during any twelve-month period within the preceding three years direct compensation from the Company or any subsidiary or other affiliate in excess of $100,000, other than for director and committee fees and pension or other forms of deferred compensation for prior service to the Company or, solely in the case of an immediate family member, compensation for services to the Company as a non-executive employee;

•	be a current partner or current employee of a firm that is the internal or external auditor of the Company or any subsidiary or other affiliate or have an immediate family member that is a current partner of such a firm or that is a current employee of such a firm who participates in such firm’s audit, assurance or tax compliance (but not tax planning) practice;

•	have been or have an immediate family member who was at any time during the preceding three years a partner or employee of such an auditing firm who personally worked on an audit of the Company or any subsidiary or other affiliate within that time;

•	be employed or have an immediate family member that is employed either currently or at any time within the preceding three years as an executive officer of another company in which any present executive officers of the Company or any subsidiary or other affiliate serve or served at the same time on the other company’s compensation committee;

•	be a current employee or have an immediate family member that is a current executive officer of a company that has made payments to or received payments from the Company or any subsidiary or other affiliate for property or services in an amount which, in any of the preceding three fiscal years of such other company, exceeds (or in the current fiscal year of such other company is likely to exceed) the greater of $1 million or two percent of the other company’s consolidated gross revenues for that respective year;

•	accept any consulting, advisory or other compensatory fee from the Company or any subsidiary; and

•	be an “affiliated person,” as that term is used in Section 10A(m)(3)(B)(ii) of the Securities Exchange Act of 1934 (the “Exchange Act”), of the Company or any of its subsidiaries.
These standards are consistent with the standards set forth in the NYSE rules and the Exchange Act.
      Based upon the foregoing standards, the Board of Directors has determined that all of its directors are independent in accordance with these standards except for Messers. Deml, Ratliff and Richenhagen.
      The Company holds executive sessions of its non-management directors at each meeting of its Board of Directors. Mr. Ratliff currently presides over those meetings as presiding director. The Company encourages stockholders and other interested persons to communicate with Mr. Ratliff and the other members of the Board of Directors. Any person who wishes to communicate with a particular director or the Board of Directors as a whole, including any independent director, may send such correspondence to Stephen Lupton, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096. Such correspondence should indicate interest in the Company and clearly specify that it is intended to be forwarded to the entire Board of Directors or to one or more particular directors. Mr. Lupton will forward all correspondence satisfying such criteria.
      The Board of Directors has adopted a policy that all directors on the Board of Directors are expected to attend Annual Meetings of the Company’s stockholders. All of the directors on the Board of Directors attended the Company’s previous Annual Meeting held in April 2005.
Non-employee Director Stock Incentive Plan
      Until December 2005 the Company had a Non-employee Director Stock Incentive Plan (the “Director Plan”) that provided non-employee directors the opportunity to earn shares of the Company’s Common Stock if performance goals (measured solely by increases in the price of the Common Stock) were met. The Director Plan was terminated in December 2005, and all awarded but unearned shares have been forfeited resulting in no awards currently outstanding under the Director Plan. Subject to stockholder approval of Proposal Number 2, the Company’s 2006 Long-Term Incentive Plan replaces the Director Plan and provides for annual grants of $25,000 in Restricted Common Stock to each director.
Committees of the Board of Directors
      The Board of Directors has delegated certain functions to the following standing committees of the Board:
      The Executive Committee is authorized, between meetings of the Board, to perform all of the functions of the Board of Directors except as limited by the General Corporation Law of the State of Delaware or by the Company’s Certificate of Incorporation or By-Laws. The Executive Committee did not hold any meetings in 2005 and currently is comprised of Messrs. Benson, Booker, Johanneson, Ratliff (Chairman), Richenhagen and Shaheen.
      The Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm. The Committee’s functions also include the review of the Company’s internal accounting and financial controls, considering other matters relating to the financial reporting process and safeguarding of the Company’s assets and producing an annual report of the Audit Committee for inclusion in the Company’s annual proxy statement. The Audit Committee has adopted a written charter to govern its operations. The Audit Committee held eleven meetings in 2005 and currently is comprised of Messrs. Benson, Booker (Chairman), Moll, Momot and Visser. The Board of Directors has determined that Mr. Booker is an “audit committee financial expert,” as that term is defined under regulations of the SEC. All of the members of the Audit Committee are independent in accordance with the NYSE and SEC rules governing audit committee member independence. The report of the Audit Committee for 2005 is set forth under the caption “— Audit Committee Report.”
      The Compensation Committee is charged with executing the Board of Director’s overall responsibility for matters related to Chief Executive Officer and other executive compensation, including assisting the Board of Directors in administering the Company’s management incentive plans and producing an annual report of the Compensation Committee on executive compensation for inclusion in the Company’s annual proxy statement. The Compensation Committee held eight meetings in 2005 and currently is comprised of Messrs. Booker, Cain, Momot, Sauer, Shaheen (Chairman) and Visser. All of the members of the Compensation Committee are independent in accordance with the NYSE rules governing compensation committee member independence. The report of the Compensation Committee for 2005 is set forth under the caption “— Compensation Committee Report on Executive Compensation.”
      The Nominating and Corporate Governance Committee assists the Board of Directors in fulfilling its responsibilities to stockholders by identifying and screening individuals qualified to become directors of the Company, consistent with independence, diversity and other criteria approved by the Board of Directors, recommending candidates to the Board of Directors for all directorships and for service on the committees of the Board, developing and recommending to the Board of Directors a set of corporate governance principles and guidelines applicable to the Company, and overseeing the evaluation of the Board of Directors and the Company’s management. The Nominating and Corporate Governance Committee has adopted a written charter to govern its operations. The Nominating and Corporate Governance Committee held eight meetings in 2005 and currently is comprised of Messrs. Benson (Chairman), Deml, Moll, Momot and Visser. All of the members of the Nominating and Corporate Governance Committee are independent in accordance with the NYSE rules governing nominating/corporate governance committee member independence.
      With respect to the committee’s evaluation of nominee candidates, the committee has no formal requirements or minimum standards for the individuals that are nominated. Rather, the committee considers each candidate on his or her own merits. However, in evaluating candidates, there are a number of factors that the committee generally views as relevant and is likely to consider, including:

•	career experience, particularly experience that is germane to the Company’s business, such as agricultural products and services, legal, human resources, finance and marketing experience;

•	experience in serving on other boards of directors or in the senior management of companies that have faced issues generally of the level of sophistication that the Company faces;

•	contribution to diversity of the Board of Directors;

•	integrity and reputation;

•	whether the candidate has the characteristics of an independent director;

•	academic credentials;

•	other obligations and time commitments and the ability to attend meetings in person; and

•	current membership on the Company’s board — our board values continuity (but not entrenchment).
      The committee does not assign a particular weight to these individual factors. Similarly, the committee does not expect to see all (or even more than a few) of these factors in any individual candidate. Rather, the committee looks for a mix of factors that, when considered along with the experience and credentials of the other candidates and existing directors, will provide stockholders with a diverse and experienced Board of Directors. With respect to the identification of nominee candidates, the committee has not developed a formalized process. Instead, its members and the Company’s senior management generally recommend candidates whom they are aware of personally or by reputation. The Company historically has not utilized a recruiting firm to assist in the process but could do so in the future.
      The Nominating and Corporate Governance Committee welcomes recommendations for nominations from the Company’s stockholders and evaluates stockholder nominees in the same manner that it evaluates a candidate recommended by other means. In order to make a recommendation, the committee asks that a stockholder send the committee:

•	a resume for the candidate detailing the candidate’s work experience and academic credentials;

•	written confirmation from the candidate that he or she (1) would like to be considered as a candidate and would serve if nominated and elected, (2) consents to the disclosure of his or her name, (3) has read the Company’s Code of Ethics and that during the prior three years has not engaged in any conduct that, had he or she been a director, would have violated the Code or required a waiver, (4) is, or is not, “independent” as that term is defined in the committee’s charter, and (5) has no plans to change or influence the control of the Company;

•	the name of the recommending stockholder as it appears in the Company’s books, the number of shares of Common Stock that are owned by the stockholder and written confirmation that the stockholder consents to the disclosure of his or her name. (If the recommending person is not a stockholder of record, he or she should provide proof of share ownership);

•	personal and professional references for the candidate, including contact information; and

•	any other information relating to the candidate required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, in each case pursuant to Regulation 14A of the Exchange Act.
      The foregoing information should be sent in accordance with the advance notice provisions of the Company’s By-Laws to the Nominating and Corporate Governance Committee, c/o Stephen Lupton, Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096, who will forward it to the chairperson of the committee. The advance notice provisions of the Company’s By-laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must have given the Company notice of such proposal in written form meeting the requirements of the Company’s

By-laws no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The committee does not necessarily respond directly to a submitting stockholder regarding recommendations.
      The Succession Planning Committee’s function is to ensure a continued source of capable, experienced managers is present to support the Company’s future success. The Succession Planning Committee meets regularly with senior members of management in an effort to assist executive management in their plans for senior management succession, to review the backgrounds and experience of senior management, and to assist in the creation of tailored individual personal and professional development plans. The Succession Planning Committee held eight meetings in 2005 and currently is comprised of Messrs. Cain, Deml, Johanneson (Chairman), Ratliff, Richenhagen and Sauer.
      The Strategic Planning Committee assists the Board of Directors in fulfilling its responsibilities to oversee the strategic management of the Company, including oversight of the Company’s plans with respect to possible acquisitions, divestitures or other strategic transactions. The responsibilities of the Committee include reviewing with management the Company’s strategic planning process and the development of procedures to implement the Company’s strategic plans. The Strategic Planning Committee held eight meetings in 2005 and currently is comprised of Messrs. Deml, Johanneson, Ratliff (Chairman), Richenhagen and Shaheen.
      During fiscal 2005, each director attended at least 75% of the aggregate number of meetings of the Board and respective committees on which he served while a member thereof.
      We provide various corporate governance and other information on the Company’s website at www.agcocorp.com. This information includes:

•	charters for certain of the committees of the Board of Directors and our corporate governance guidelines, which are available in the “Corporate Governance” section of our website’s “Investors & Media” section; and

•	the Company’s Code of Ethics, which is available under the heading “Office of Ethics and Compliance” in the “Corporate Governance” section of our website’s “Investors & Media” section.
      In addition, should there be any waivers of the Company’s Code of Ethics, those waivers will be available in the “Office of Ethics and Compliance” section of our website.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      During fiscal 2005, Messrs. Booker, Cain, Momot, Sauer, Shaheen (Chairman) and Visser, and, until Shaheen’s appointment, Johanneson, served as members of the Compensation Committee. No member of the Compensation Committee was an officer or employee of the Company or any of its subsidiaries during fiscal 2005.
PROPOSAL NUMBER 2
APPROVAL OF THE AGCO CORPORATION 2006 LONG-TERM INCENTIVE PLAN
      The Company’s Board of Directors is submitting a proposal for consideration by the stockholders to approve our 2006 Long-Term Incentive Plan (the “2006 Plan”), which would replace the Company’s prior Director Plan and Long-Term Incentive Plan (“LTIP”). The earning of awards pursuant to the LTIP and Director Plan was based solely on the Company’s Common Stock price performance. The LTIP provided for restricted stock awards to executives based on increases in the price of the Company’s Common Stock. The awarded shares could have been earned over a five-year performance period in five equal increments for each 20% increase in the average market value of the Common Stock over an established initial base price. Pursuant to the Director Plan, each non-employee director was awarded the right to receive shares of Common Stock, which could have been earned during a three-year performance period. The awarded shares were earned in specified increments for each 15% increase in the average market value of the Common Stock over an established initial base price. When an increment of the award was earned, the shares were issued in the form of restricted stock, which vested twelve months after the last day of the three-year performance period. In December 2005, the Board voted to discontinue the Director Plan, which would have terminated on December 14, 2006. At the same time, the Board voted to discontinue the LTIP in response to the accounting provisions of Statement of Financial Accounting Standards 123R, “Share-Based Payment,” which does not allow for the reversal of previously recognized compensation expense if market-based performance targets, such as stock price targets, are not met.
      The 2006 Plan will allow the Company, under the direction of our Compensation Committee, to make grants of performance shares, stock appreciation rights, stock options and stock awards to employees, officers and non-employee directors of the Company. The primary purpose of the 2006 Plan is to attract and retain talented employees and directors, further align plan participant and stockholder interests, continue to closely link plan participant compensation with the Company’s performance, and maintain a culture based on incentive stock ownership. If approved, the 2006 Plan will continue an essential component of our total compensation program, reflecting the importance that we place on motivating and rewarding superior results with long-term, performance-based incentives.
      A total of 5,000,000 shares of the Company’s Common Stock will be initially reserved for issuance under the 2006 Plan subject to adjustment as provided below. If the 2006 Plan is adopted by the stockholders, no further options or other equity awards will be made under the Company’s 2001 Stock Option Plan, current LTIP or the Director Plan.
      A general description of the principal terms of the 2006 Plan as proposed is set forth below. This description is qualified in its entirety by the terms of the 2006 Plan, a copy of which is attached to this Proxy Statement as Appendix A and is incorporated herein by reference.
General Description
      Purpose. The primary purpose of the 2006 Plan is to attract and retain talented employees, continue to closely link employee compensation with the Company’s performance, and maintain a culture based on employee stock ownership.
      Shares Reserved for Issuance under the 2006 Plan. If approved by the stockholders, a total of 5,000,000 shares of the Company’s Common Stock will be reserved initially for issuance under the 2006 Plan subject to adjustment as provided below. Any additional allocation of shares for issuance under the Plan would require further stockholder approval. The maximum number of shares of the Company’s Common Stock with respect to stock options and stock appreciation rights granted in any fiscal year may not exceed 500,000 for any employee.
      Administration. The 2006 Plan will be administered by the Compensation Committee of the Company, which will determine the eligibility of the plan participants and the types and amounts of awards. The particular terms and provisions applicable to each award granted under the plan will be set forth in a separate award agreement. The 2006 Plan will have an indefinite term, subject to termination by the Company’s Board as provided below.
      Terms and Conditions of Awards. Officers, employees and non-employee directors of the Company or our subsidiaries are eligible to receive awards under the 2006 Plan. Awards made under the 2006 Plan may be contingent upon the achievement of performance goals or upon other conditions, as determined by the Compensation Committee. The type and size of the award grants will be considered in light of the Company’s total compensation program. The types of awards that can be made pursuant to the 2006 Plan are described below.
      Performance Shares. Performance shares are stock awards that are earned by the participants upon meeting certain performance goals as determined by the Compensation Committee.
      Stock Appreciation Rights. A stock appreciation right is the right to receive the net of the fair market price of a share of Common Stock at the time of exercise and the exercise price of the right (which may not be less than the fair market value of the Common Stock at the time of the grant), either in cash or in shares of

Common Stock (stock settled stock appreciation rights (“SSARs”)), in the future, all as determined by the Compensation Committee. The Compensation Committee may provide that an SSAR is exercisable at the discretion of the holder or that it will be paid at a specific time or times or upon the occurrence or non-occurrence of events specified in the applicable award agreement. The 2006 Plan prohibits the reduction of the price of an outstanding SSAR, except in connection with a recapitalization of our Company, without the consent of our stockholders.
      Stock Options. A stock option is the right to purchase a certain number of shares of Common Stock, at a certain exercise price, in the future. The Compensation Committee is authorized to grant incentive stock options or nonqualified stock options. The Compensation Committee will determine whether an option is an incentive stock option or a nonqualified stock option at the time the option is granted and will establish the terms pursuant to which the option will be exercisable, so long as such terms are not otherwise inconsistent with the terms of the 2006 Plan. The exercise price of an incentive stock option granted to a participant who owns more than 10% of the voting stock of AGCO may not be less than 110% of the fair market value of the Common Stock on the date of the grant. The exercise price of nonqualified stock options and incentive stock options issued to other participants may not be less than the fair market value of the Common Stock on the date of the grant.
      The Compensation Committee may permit an option exercise price to be paid in cash or through a cashless exercise executed through a broker, subject to applicable law, or by having a number of shares of Common Stock otherwise issuable at the time of exercise withheld.
      The 2006 Plan includes a provision that prohibits the repricing of stock options except in connection with a recapitalization of our Company. Under that provision, the exercise price of outstanding options cannot be reduced without stockholder approval, except in the event of a recapitalization.
      Restricted Stock Awards. The Compensation Committee may make awards of restricted stock to participants subject to such restrictions on transferability and other restrictions as the Compensation Committee may deem appropriate.
      Limitations on Awards under the 2006 Plan. The 2006 Plan contains a number of limitations on awards that the Company’s Board of Directors believes are consistent with the interests of our stockholders and sound corporate governance practices. These include:

•	No Repricing. Other than in connection with a change in the Company’s capitalization, the exercise price of a stock option and the price of a SSAR may not be reduced without stockholder approval;

•	No Reload Grants. The 2006 Plan prohibits reload grants or the granting of options in consideration for, or conditional upon, delivery of shares to the Company in payment of the exercise price and/or tax withholding obligation under another stock option; and

•	No Discount Stock Options. The 2006 Plan prohibits the granting of stock options with an exercise price of less than the fair market value of the Company’s Common Stock on the date of grant.
      Eligibility under Section 162(m). In general, Section 162(m) of the Internal Revenue Code limits the ability of a company to deduct annual compensation in excess of $1,000,000 paid to its most highly compensated executives unless the excess is performance-based. Awards under the 2006 Plan may, but need not, include performance goals that are performance-based for purposes of Section 162(m). To the extent that awards are intended to qualify as performance-based compensation under Section 162(m), the Compensation Committee must establish a performance goal with respect to such award in writing not later than 90 days after the commencement of the services to which the award relates and while the achievement of the performance goal is still substantially uncertain. Performance goals must be stated in terms of an objective formula or standard. Performance goals may be described in terms of (i) Company-wide objectives, (ii) objectives that are related to the performance of the division, department or function within the Company or an affiliate of the Company in which the recipient of the stock incentive is employed or on which the recipient’s efforts have the most influence, or (iii) the performance of the Company relative to the performance by a company or group of companies selected by the Compensation Committee with respect to one or more of the performance goals established by the committee. The 2006 Plan includes the following performance criteria that may be considered by the Compensation Committee when granting performance-based awards:

•	Earnings per share and/or growth in earnings per share in relation to target objectives;

•	Operating cash flow and/or growth in operating cash flow in relation to target objectives;

•	Return on invested capital in relation to target objectives;

•	Revenue and/or growth in revenue in relation to target objectives;

•	Total stockholder return (measured as the total of the appreciation of and dividends declared on the Common Stock) in relation to target objectives;

•	Net income and/or growth in net income in relation to target objectives;

•	Return on stockholders’ equity in relation to target objectives;

•	Return on assets in relation to target objectives; and

•	Return on common book equity in relation to target objectives.
      Awards of stock options and SSARs generally are considered to be performance-based compensation because of their value being directly tied to stock appreciation and do not need to be conditioned upon separate performance goals.
      Change of Control. Upon the occurrence of a change of control, as defined in the 2006 Plan, all outstanding awards will become non-cancellable, fully vested and exercisable, and all performance goals applicable to an award will be deemed automatically satisfied with respect to the target level of compensation attainable pursuant to such award, so that all of such compensation shall be immediately vested and payable.
      Adjustments. The number of shares of the Company’s Common Stock reserved for the grant of stock incentives and certain other limitations on the number of shares subject to one or more types of stock incentives may be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Common Stock to holders of outstanding shares of Common Stock or any other increase or decrease in the number of shares of Common Stock outstanding affected without receipt of consideration by the Company. In the event of certain corporate reorganizations and recapitalizations, stock incentives may be substituted, cancelled, accelerated or otherwise adjusted by the Compensation Committee, provided that any such action is not inconsistent with the terms of the 2006 Plan or any agreement reflecting the terms of the stock incentive.
      Amendments or Termination of 2006 Plan. The 2006 Plan may be amended or terminated by the Company’s Board of Directors at any time without stockholder approval, except that stockholder approval will be required for any amendment that increases the number of shares of the Company’s Common Stock available under the plan, materially expands the classes of individuals eligible to receive stock incentives, materially expands the types of awards available for issuance under the plan, or would otherwise require stockholder approval under the rules of the NYSE or market system on which the Company’s Common Stock is then traded. No amendment or termination by the Board may adversely affect the rights of a holder of a stock incentive without such holder’s consent.
Currently Planned Awards
      The Compensation Committee and the Company’s Board of Directors have approved the following incentive plan awards to executives and key managers and non-employee directors subject to approval of Proposal Number 2 by stockholders. A description of the terms and conditions of these awards is summarized below.

      The Company’s primary long-term incentive program for executives and key managers developed under the 2006 Plan is to grant performance share awards that result in the receipt of shares of the Company’s Common Stock based on achieving financial targets as determined by the Compensation Committee. The awards will be earned over a performance period, and the number of shares earned is determined based on the cumulative or average results for the period, depending on the measurement. Performance periods generally will be consecutive and overlapping three-year cycles, and performance targets will be set at the beginning of each cycle. In order to transition to the 2006 Plan, and subject to stockholder approval, the Compensation Committee established award targets in 2006 for both a one-year and two-year performance period in addition to the normal three-year targets. These award can be earned based upon achieving targets for earnings per share and return on invested capital. These awards, which will be delineated in “units,” will entitle participants to receive various levels of shares of Common Stock based upon the Company’s relative achievement compared to established minimum, target and maximum levels of performance. If the Company were to achieve the target level of performance, the initial award would generate one share per unit for an aggregate of 631,200 shares. The awards provide for participants to earn from 33% to 200% of the target awards depending on the actual performance achieved, with no shares earned if performance is below the established minimum target. Awards will be paid in shares of the Company’s Common Stock at the end of each performance period. The 2006 Plan allows for the participant to have the option of forfeiting a portion of the shares earned in lieu of a cash payment contributed to the participant’s tax withholding to satisfy the participant’s statutory minimum federal, state and employment taxes that would be payable at the time the award is earned.
      In addition to the performance share awards, subject to stockholder approval, certain executives and key managers also will be awarded SSARs (or, in certain countries, stock options). The SSARs vest ratably over a three-year period from the date of grant. A participant may exercise his or her SSAR at any time after the grant vests but no later than seven years after the date of grant. The Compensation committee has established initial awards of 217,500 SSARs (or, in some countries, options) for certain executives and key managers with the base price to be the price of shares of Common Stock at the date of the Company’s Annual Stockholders’ Meeting on April 27, 2006. The 2006 Plan allows for a participant to have the option of forfeiting a portion of the shares earned in lieu of a cash payment contributed to the participant’s tax withholding to satisfy the participant’s statutory minimum federal, state and employment taxes which would be payable at the time the SSARs are exercised.
      Subject to stockholder approval of the 2006 Plan, the Company’s Board of Directors has established initial annual restricted stock grants effective as of January 1, 2006 in an amount equal to $25,000 per director per year. The shares are restricted as to transferability for a period of three years following award. During the non-transferability period, directors will be restricted from selling, assigning, transferring, pledging or otherwise disposing of any shares, but the shares are not subject to forfeiture. In the event a director departs from the Board of Directors, the non-transferability period would expire immediately.

      The following table summarizes the number of units and shares that the Board of Directors has granted subject to stockholder approval of the 2006 Plan. The number of shares ultimately issued as a result of the performance awards is dependent on the achievement of pre-established performance targets for cumulative earnings per share and return on invested capital. The value of the units and shares granted is dependent upon the price of the Common Stock on the date of grant and, therefore, cannot be determined until the date of such grant:
AWARDS UNDER 2006 PLAN (AT TARGET)

	Performance Share
	Awards (In Units)		SSARs	Restricted Shares

	2006 and	2008	Number	Number of	Value at Date
Name and Position	2007 Awards	Awards	of Units	Shares	of Grant

Martin Richenhagen,	52,250	95,000	50,000
President and CEO
Andrew H. Beck,	11,825	21,500	12,500
Senior Vice President and CFO
Garry L. Ball	9,625	17,500	7,500
Senior Vice President — Engineering
Stephen D. Lupton,	9,625	17,500	7,500
Senior Vice President-Corporate Development and General Counsel
Executive Group	152,900	295,500	142,500
Non-Executive Director Group				17,943	$250,000
Non-Executive Officer Employee Group	63,800	119,000	75,000
Federal Income Tax Consequences
      The following discussion outlines generally the federal income tax consequences of participation in the 2006 Plan. Individual circumstances may vary and each participant in the 2006 Plan should rely on his or her own tax counsel for advice regarding such federal income tax treatment.
      Performance Share Awards. A participant generally will not recognize income, and the Company will not be allowed a tax deduction, at the time performance awards are granted, so long as the awards are subject to a substantial risk of forfeiture. When the participant receives or has the right to receive payment of cash or shares under the performance award, the cash amount of the fair market value of the shares of stock will be ordinary income to the participant, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m).
      Stock Appreciation Rights (SSARs). There will be no federal income tax consequences to the grantee or to the Company upon the grant of an SSAR under the 2006 Plan. When the optionee exercises an SSAR, however, he or she will realize ordinary income in an amount equal to the excess of the fair market value of the Company’s Common Stock received at the time of exercise over the fair market value of a share of Common Stock on the date of grant and the Company will be allowed a corresponding deduction.
      Nonqualified Stock Options. There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonqualified stock option under the 2006 Plan. When the optionee exercises a nonqualified option, however, he or she will realize ordinary income in an amount equal to the excess of the fair market value of the Company’s Common Stock received at the time of exercise over the exercise price, and the Company will be allowed a corresponding deduction. Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.
      Incentive Stock Options. There typically will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option. If the optionee holds the option shares for the required holding period of at least two years after the date the option was granted or one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and we will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange or other disqualifying disposition before the required holding period ends, he or she will realize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price, and the Company will be allowed a federal income tax deduction equal to such amount. While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.
      Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant (as described below), the participant will not recognize income, and the Company will not be allowed a tax deduction at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the Company’s Common Stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m) of the Code. If the participant files an election under Section 83(b) of the Code within 30 days of the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to a Section 83(b) election.
The Board of Directors recommends a vote FOR the approval of the Company’s 2006 Long-Term Incentive Plan.
OTHER BUSINESS
      The Board of Directors does not know of any matters to be presented for action at the meeting other than the election of directors and the consideration of the 2006 Plan. If any other business should properly come before the meeting, the persons named in the accompanying proxy card intend to vote thereon in accordance with their best judgment.
PRINCIPAL HOLDERS OF COMMON STOCK
      The following table sets forth certain information as of March 17, 2006, regarding persons or groups known to the Company who are, or may be deemed to be, the beneficial owner of more than five percent of the Company’s Common Stock. This information is based upon SEC filings by the entity listed below, and the percentage given is based on 90,534,121 shares outstanding.

	Shares of	Percent
	Common	of
Name and Address of Beneficial Owner	Stock	Class

Barclays Global Investors, NA	7,410,550	8.19%
45 Fremont Street
San Francisco, California 94105
NWQ Investment Management Company, LLC	7,340,095	8.11%
2049 Century Park East, 16th Floor
Los Angeles, California 90067
FMR Corp.	5,001,200	5.52%
82 Devonshire Street
Boston, Massachusetts 02109

      The following table sets forth information regarding beneficial ownership of the Company’s Common Stock by the Company’s directors, the Chairman, President and Chief Executive Officer of the Company, and the other Named Executive Officers and all executive officers and directors as a group, all as of March 17, 2006. Unless otherwise indicated in the footnotes, each such individual has sole voting and investment power with respect to the shares set forth in the table.

		Shares That
		May be
	Shares of	Acquired
	Common	Within 60	Percent of
Name of Beneficial Owner	Stock(1)(2)	Days	Class

Robert J. Ratliff(3)	51,030		*
P. George Benson	200		*
W. Wayne Booker	4,500	5,000	*
Herman Cain			*
Wolfgang Deml	6,815	5,000	*
Gerald B. Johanneson	10,000	5,000	*
Curtis E. Moll	4,500	10,000	*
David E. Momot	17,000	5,000	*
Wolfgang Sauer	8,940	5,000	*
Gerald L. Shaheen
Hendrikus Visser	6,520	5,000	*
Garry L. Ball	28,586		*
Andrew H. Beck	36,985	41,500	*
Stephen Lupton	50,400		*
Martin Richenhagen	36,500		*
James M. Seaver	118,124		*
All executive officers and directors as a group(3)(4) (23 persons)	560,211	106,500	*

*	Less than one percent.

(1)	Includes the following numbers of restricted shares of the Company’s Common Stock earned under the LTIP by the following individuals: Mr. Ball — 11,037; Mr. Beck — 19,008; Mr. Lupton — 39,060; Mr. Seaver — 19,008; all executive officers as a group — 188,012. Also includes a grant to Mr. Richenhagen of 3,500 restricted shares of the Company’s Common Stock for his appointment as President and Chief Executive Officer of the Company, which shares become unrestricted in three equal annual installments commencing July 2007.

(2)	Includes the following numbers of restricted shares of the Company’s Common Stock earned under the Director Plan by the following individuals: Mr. Booker — 500; Mr. Deml — 2,291; Mr. Johanneson — 500; Mr. Moll — 500; Mr. Momot — 3,000; Mr. Sauer — 2,940; Mr. Visser — 2,520; all directors as a group — 12,251.

(3)	Includes 930 shares of Company’s Common Stock owned by Mr. Ratliff’s wife and 50,000 shares of Common Stock owned by a family limited partnership of which Mr. Ratliff is a member of the general partner company, but does not control the general partner. Mr. Ratliff disclaims beneficial ownership of these shares.

(4)	Includes 231 shares of the Company’s Common Stock owned by the son of an executive officer.

EXECUTIVE COMPENSATION
      The following table sets forth, for the years ended December 31, 2005, 2004 and 2003, the cash and noncash compensation paid to or earned by our Chief Executive Officer and the four other most highly compensated executive officers of the Company during 2005 (collectively, the “Named Executive Officers”):
Summary Compensation Table

					Long-Term
					Compensation
					Awards;
				Other Annual	Restricted	All Other
Name and			Bonus	Compensation	Stock Awards	Compensation
Principal Position	Year	Salary	($)(1)	($)(2)	($)(3)	($)(4)

Martin Richenhagen	2005	816,667	468,767	147,163	—	93,502
President and Chief	2004	605,766	860,188	134,310	65,660	26,882
Executive Officer	2003	—	—	—	—	—
James M. Seaver	2005	350,858	201,393	—	—	16,697
Retired Senior Vice	2004	334,795	478,494	—	—	8,278
President — General	2003	333,960	33,396	—	—	10,235
Manager, Americas
Stephen D. Lupton	2005	344,227	128,121	—	—	47,273
Senior Vice President —	2004	280,729	193,454	78,122	—	43,083
Corporate Development	2003	266,955	61,400	117,272	—	39,070
and General Counsel
Garry L. Ball	2005	286,650	98,751	—	—	15,027
Senior Vice President —	2004	263,594	151,566	—	—	7,130
Engineering	2003	253,125	53,966	—	—	3,204
Andrew H. Beck	2005	285,542	163,901	112,413	—	11,110
Senior Vice President —	2004	233,604	361,206	—	—	3,235
Chief Financial Officer	2003	197,718	19,772	—	—	1,051

(1)	Bonus includes payments of bonuses earned under the Management Incentive Plan, which are paid in the subsequent fiscal year.

(2)	The amounts in Other Annual Compensation for Mr. Lupton include the following amounts, which reflect payments made by the Company pursuant to Mr. Lupton’s expatriate package: $63,404 in 2004 and $104,427 for 2003. For 2005 and 2004, Other Annual Compensation for Mr. Richenhagen includes approximately $132,901 and $79,183 for certain relocation costs, respectively. Other Annual Compensation also includes $54,845 in reimbursed club dues during 2004 for Mr. Richenhagen and $101,800 in reimbursed club dues and related taxes during 2005 for Mr. Beck.

(3)	Restricted Stock Awards represents restricted shares of Common Stock of the Company issued pursuant to the LTIP. At March 17, 2006, the number and value of the aggregate shares of Restricted Common Stock beneficially held by each of the participants named above pursuant to the LTIP were as follows: Mr. Seaver, 19,008 shares with a value of $383,011; Mr. Lupton, 39,060 shares with a value of $787,059; Mr. Ball, 11,037 shares with a value of $222,396, and Mr. Beck, 19,008 shares with a value of $383,011. Mr. Richenhagen received 3,500 restricted shares of the Common Stock for his appointment as President and Chief Executive Officer of the Company, which shares become unrestricted in three equal annual installments commencing July 2007.

(4)	All Other Compensation includes the following for 2005: (i) 3% of the executive’s salary that exceeds the maximum compensation limits under the Company’s 401(k) Savings Plan as follows: Mr. Richenhagen — $11,663; Mr. Seaver — $3,894; Mr. Ball — $1,758; and Mr. Beck — $858; (ii) the value of the benefit to the executive officer for life insurance policies funded by the Company as follows: Mr. Richenhagen — $9,943; Mr. Seaver — $2,277; Mr. Lupton — $7,608; Mr. Ball — $4,670; and Mr. Beck — $1,686; (iii) contributions to the Company’s 401(k) Savings Plan for Messrs. Richenhagen, Seaver, Ball, Beck and Lupton in the amount of $6,300; (iv) compensation to Mr. Richenhagen and Mr. Lupton for their services provided as members of a foreign subsidiary’s supervisory board as follows: Mr. Richenhagen — $47,396 and Mr. Lupton — $23,698; and (v) foreign paid compensation to Mr. Lupton of $6,342.

Stock Options
      The Company did not grant any stock options pursuant to the Company’s 2001 Stock Option Plan during the fiscal year ended December 31, 2005 to any of the Named Executive Officers. If the 2006 Plan is approved, the Company does not intend to make any further grants under the 2001 Stock Option Plan.
Option Exercises and Fiscal Year-End Values
      The following table sets forth information with respect to options exercised during the last fiscal year and the unexercised options held as of the end of the fiscal year under the Company’s 2001 Stock Option Plan for the Named Executive Officers.
Aggregated Option Exercises in Fiscal Year 2005 and Fiscal Year-End Option Values

Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at		In-the-Money Options at
	Shares		December 31, 2005 (#)		December 31, 2005 ($)(1)
	Acquired on	Value
Name	Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Martin Richenhagen	—	$—	—	—	$—	$—
James M. Seaver	—	—	—	—	—	—
Stephen D. Lupton	—	—	—	—	—	—
Garry L. Ball	—	—	—	—	—	—
Andrew H. Beck	—	—	41,500	—	55,700	—

(1)	Based on the market price of the Company’s Common Stock on December 31, 2005 ($16.57), less the exercise price of “in-the-money” options.
Long-Term Incentive Plan
      In December 2005, the Company’s Board of Directors elected to discontinue the LTIP. The LTIP provided for restricted stock awards to executives based on increases in the price of the Company’s Common Stock. The awarded shares could be earned over a five-year performance period in specified increments for each 20% increase in the average market value of the Company’s Common Stock over an established initial base price. All awarded but unearned shares have been forfeited, resulting in no unvested awards currently outstanding under the LTIP. Proposal Number Two describes the 2006 Plan, which is intended to replace the LTIP.
Securities Authorized for Issuance Under Equity Compensation Plans
      Prior to December 2005, AGCO maintained the LTIP, the Director Plan and the 2001 Stock Option Plan (collectively, the “Plans”), pursuant to which the Compensation Committee has granted equity awards to eligible persons. In December 2005, the Company’s Board of Directors elected to discontinue the LTIP and the Director Plan. Consequently, all awarded but unearned shares were forfeited as of March 17, 2006 under the LTIP and the Director Plan, resulting in no unvested awards currently outstanding under either plan. The following table gives information about equity awards under the Plans.

	(a)	(b)	(c)

			Number of Securities Remaining
	Number Of Securities to	Weighted-Average	Available for Future Issuance
	be Issued Upon	Exercise Price of	Under Equity Compensation
	Exercise of Outstanding	Outstanding Awards	Plans (Excluding Securities
Plan Category	Awards Under the Plans	Under the Plans	Reflected In Column (a))

Equity compensation plans approved by security holders	1,223,158	$18.10	3,975,262	(1)
Equity compensation plans not approved by security holders	3,500	18.76	—

Total	1,226,658	$18.09	3,975,262

(1)	In December 2005, the Company’s Board of Directors elected to discontinue the LTIP and the Director Plan. Consequently, all awarded but unearned shares were forfeited as of March 17, 2006, resulting in no unvested awards currently outstanding under the LTIP or the Director Plan.

Supplemental Executive Retirement Plan
      The Supplemental Executive Retirement Plan (“SERP”) provides Company executives with retirement income for a period of ten years based on a percentage of their final base salary, reduced by the executive’s social security benefits and 401(k) employer matching contributions account. The benefit paid to the executive is equal to 3% of the final base salary times credited years of service, with a maximum benefit of 60% of the final base salary. Benefits under the SERP vest at age 65 or, at the discretion of the Company’s Board of Directors, at age 62 reduced by a factor to recognize early commencement of the benefit payments. The estimated annual benefits for Messrs. Richenhagen, Seaver, Lupton, Ball and Beck at age 65 are $480,194, $224,509, $94,319, $97,823 and $336,038, respectively. Mr. Lupton also participates in the pension plan for the Company’s U.K. subsidiary. Pursuant to that plan, Mr. Lupton is scheduled to receive approximately $101,000 per year were he to retire at age 65. The amount of his payments pursuant to the pension plan have been taken into account in calculating any amount he is entitled to receive pursuant to the SERP.
Other Benefits
      The Company provides to executive officers medical benefits and retiree benefits in the form of contributions to a company sponsored 401(k) savings plan equal to 3% of base salary up to a base salary of $210,000, which is the maximum amount allowable under the regulations promulgated by the United States Internal Revenue Service. These benefits are comparable to those generally available to Company employees. The Company also funds life insurance policies on behalf of its executive officers. The amount funded under the policies and the amount of insurance provided to the executive is commensurate with the executive’s salary and level of responsibility.
Employment Contracts
      The Company currently has employment contracts with Messrs. Richenhagen, Lupton, Seaver, Ball and Beck. The employment contracts provide for current base salaries at the following rates per annum: Mr. Richenhagen — $850,000, Mr. Lupton — $350,000; Mr. Ball — $292,000; and Mr. Beck — $302,000. Additional details about Mr. Richenhagen’s contract are discussed in the section entitled “Compensation of the Chairman of the Board, President and Chief Executive Officer” under the heading “Compensation Committee Report on Executive Compensation.” On November 10, 2005, the Company announced the retirement of Mr. Seaver from his position as Senior Vice President & General Manager, Americas Group effective as of December 31, 2005. Messrs. Richenhagen, Lupton, Ball and Beck’s employment contracts continue in effect until terminated in accordance with the terms of the contract.
      In addition to the specified base salary, the employment contracts provide that each officer shall be entitled to participate in or receive benefits under the Management Incentive Plan. See “Compensation Committee Report on Executive Compensation.” The contracts further provide that each officer will be entitled to participate in stock incentive plans, employee benefit plans, life insurance arrangements and any arrangement generally available to senior executive officers of the Company, including certain fringe benefits. The employment contracts discussed above provide for the payment of certain benefits in the event of a change of control (as defined therein) of the Company.

      THE FOLLOWING REPORTS OF THE AUDIT COMMITTEE AND THE COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORTS SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE INCORPORATED BY REFERENCE IN ANY PREVIOUS OR FUTURE DOCUMENTS FILED BY THE COMPANY WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES EXCHANGE ACT OF 1934, EXCEPT TO THE EXTENT THAT THE COMPANY EXPRESSLY INCORPORATES SAID REPORTS OR PERFORMANCE GRAPH BY REFERENCE IN ANY SUCH DOCUMENT.
AUDIT COMMITTEE REPORT
To the Board of Directors:
      The Audit Committee consists of the following members of the Board of Directors: P. George Benson, W. Wayne Booker (Chairman), Curtis E. Moll, David E. Momot and Hendrikus Visser. Each of the members is “independent” as defined by the NYSE and SEC.
      Management is responsible for the Company’s internal controls, financial reporting process and compliance with the laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and an audit of the effectiveness of the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and to report its findings to the Board of Directors. The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm, nor can the Committee certify that the independent registered public accounting firm is “independent” under applicable rules. The Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Committee’s members in business, financial and accounting matters.
      We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the year ended December 31, 2005 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting and KPMG LLP’s audit of the Company’s internal control over financial reporting as of December 31, 2005.
      We have discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, and adopted by the Public Company Accounting Oversight Board (United States).
      We have received and reviewed the written disclosures and the letter from KPMG LLP required by NYSE listing standards and Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, issued by the Independence Standards Board and have discussed with the independent registered public accounting firm the auditors’ independence.
      We also have considered whether the provision of services provided by KPMG LLP, not related to the audit of the consolidated financial statements and internal control over financial reporting referred to above and to the reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005, is compatible with maintaining KPMG LLP’s independence.
      Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

Audit Fees
      The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company’s annual consolidated financial statements for 2005 and 2004, the audit of the Company’s internal control over financial reporting for 2005 and 2004, subsidiary statutory audits and the reviews of the financial statements included in the Company’s SEC filings on Form 10-K, Form 10-Q, Form S-3 and Form 8-K and work related to acquisitions during such fiscal years, including expenses, were approximately $5,427,000 and $5,265,000, respectively.
Audit-Related Fees
      The aggregate fees billed by KPMG LLP for professional services rendered for fiscal years 2005 and 2004 for audit related fees of the Company’s employee benefit plans were approximately $78,000 and $86,000, respectively.
Tax Fees
      The aggregate fees billed by KPMG LLP for fiscal year 2005 for professional services rendered for tax services primarily related to customs service work and transfer pricing assistance for the Company’s international operations was approximately $30,000. The aggregate fees billed by KPMG LLP for fiscal year 2004 for professional services rendered for tax services primarily related to customs service work and tax return preparation and review for the Company’s international operations was approximately $56,000.
Financial and Operational Information Systems Design and Implementation Fees
      KPMG LLP did not provide any information technology services related to financial and operational information systems design and implementation to the Company or its subsidiaries for fiscal years 2005 or 2004.
All Other Fees of KPMG LLP
      There were no fees billed by KPMG LLP for professional services rendered other than audit-related and tax fees during 2005 or 2004. The Audit Committee considers the provision of these services to be compatible with maintaining the independence of KPMG LLP. A representative of KPMG LLP will be present at the Annual Meeting with the opportunity to make a statement and will be available to respond to appropriate questions.
      All of KPMG’s fees for services, whether for audit or non-audit services, are pre-approved by the Chairman of the Audit Committee or the Audit Committee. All services performed by KPMG LLP for 2005 were approved by the Chairman of the Audit Committee or the Audit Committee. In past years, the Audit Committee has recommended the appointment of an independent registered public accounting firm for the current year to the Board of Directors, which in turn would approve such appointment prior to the Annual Meeting of stockholders. KPMG LLP has served as the Company’s independent registered public accounting firm since 2002.
      The foregoing report has been furnished by the Audit Committee of the Company’s Board of Directors.

W. Wayne Booker, Chairman
P. George Benson
Curtis E. Moll
David E. Momot
Hendrikus Visser

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
      The Compensation Committee of the Board of Directors is composed entirely of independent directors. The Compensation Committee is responsible for developing and making recommendations to the Board with respect to the Company’s compensation plans and policies for the Company’s executive officers as well as the Board of Directors. In carrying out this responsibility, the Compensation Committee approves the design of all compensation plans applicable to executive officers and directors, reviews and approves performance goals, establishes award opportunities, approves incentive award payouts, oversees the ongoing operation of the various plans and makes recommendations to the Board regarding certain of these matters. In addition, the Compensation Committee, pursuant to authority delegated by the Board, determines on an annual basis the base salaries to be paid to the President and Chief Executive Officer and each of the other executive officers as well as directors of the Company, subject in the case of the President and Chief Executive Officer to final approval by the Board. The Compensation Committee also, in conjunction with the Board, reviews compensation policies applicable to executive officers as well as directors and considers the relationship of corporate performance to that compensation. The Compensation Committee has available to it an outside compensation consultant and access to independent compensation data.
Executive Officer Compensation Policies
      The objectives of the Company’s executive compensation program are to:

•	Support the achievement of desired Company performance.

•	Provide compensation that will attract and retain superior talent and reward performance.

•	Align the executive officers’ interests with the success of the Company by placing a portion of compensation at risk with payout being dependent upon corporate performance and appreciation in the price of the Company’s Common Stock.
      Section 162(m) of the Internal Revenue Code disallows a corporate deduction for compensation in excess of $1,000,000 per year per individual paid to the Company’s Chief Executive Officer and the other four most highly compensated officers, unless certain requirements are met. To the extent compensation is “performance-based,” as defined by the Internal Revenue Code, it is excluded from compensation subject to the $1,000,000 cap on tax deductibility. The Committee’s policy is to design and administer the Company’s executive officer compensation program to comply with Section 162(m) to the extent such compliance is practicable and in the best interests of the Company and its stockholders in order to minimize any loss of tax deductibility.
      The executive compensation program provides an overall level of compensation opportunity that is competitive with companies of comparable size and complexity. The Compensation Committee will use its discretion to set executive compensation at a level that, in its judgment, is warranted by external, internal or individual circumstances.
      The Compensation Committee endorses the position that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management’s and stockholders’ interests in the enhancement of stockholder value. Most of the Company’s Named Executive Officers during 2005 are relatively substantial stockholders in the Company and are thus motivated to act on behalf of all stockholders to optimize overall Company performance.
Executive Officer Compensation Program
      The Company’s Executive Officer Compensation Program is comprised of base salary, incentive compensation in the form of an annual bonus plan, the LTIP (or, if approved, the 2006 Plan), the SERP and various benefits, including medical and savings plans which generally are available to employees of the Company. In December 2005, the Company’s Board of Directors elected to discontinue the LTIP. Consequently, all awarded but unearned shares were forfeited as of March 17, 2006, resulting in no unvested awards currently outstanding under the LTIP.

Base Salary
      Base salaries for the Company’s key executive officers are established under employment contracts. The salaries are reviewed annually and are approved by the Compensation Committee. In determining base salaries, the Compensation Committee takes into consideration individual experience and performance as well as other circumstances particular to the Company. Base salary levels for the Company’s executive officers are comparable to other companies of the same size and complexity. The Compensation Committee has periodically used information provided by independent consultants in evaluating base salary levels.
Incentive Compensation
      The compensation policy of the Company, which was developed by the Compensation Committee, is that a substantial portion of the annual compensation of each officer relates to and must be contingent upon the performance of the Company, as well as the individual contribution of each officer. As a result, much of an executive officer’s compensation is subject directly to annual bonus compensation measured against established corporate and individual performance goals. Under the Management Incentive Plan, bonuses are paid based on the executive officer’s performance and the performance of the entire Company. The purpose of the Management Incentive Plan is to provide a direct financial incentive in the form of an annual cash bonus for the achievement of corporate and personal objectives. Incentive compensation bonus opportunities are expressed as a percentage of the executive officer’s base salary. The corporate objectives are set at the beginning of each year. Mr. Lupton’s and Mr. Ball’s bonuses were based 60% on corporate objectives and 40% on individual objectives. Mr. Richenhagen’s, Mr. Seaver’s and Mr. Beck’s bonuses were based entirely upon corporate performance objectives. For the year ended December 31, 2005, the corporate objectives were based on targets for earnings per share, free cash flow, customer satisfaction and quality improvement.
      The incentive compensation under the Management Incentive Plan is variable and the Compensation Committee believes it is closely tied to corporate and individual performance in a manner that encourages continuing focus on maintaining profitability and building stockholder value.
      In addition, special incentive awards can be made based on extraordinary and unusual achievement as determined by the Compensation Committee. Such awards are subject to approval by the Board of Directors.
Long-Term Incentive Plan
      As discussed above, in December 2005, the Company’s Board of Directors elected to discontinue the LTIP. Consequently, all awarded but unearned shares were forfeited as of March 17, 2006, resulting in no unvested awards currently outstanding under the LTIP. On December 1, 2005, the Company’s Board of Directors approved the 2006 Plan, which, subject to stockholder approval at the Annual Meeting, would replace the LTIP with two new stock incentive plans for Company executives and key managers. The 2006 Plan is more fully described under Proposal Number 2.
Stock Option Program
      The Company maintains the 2001 Stock Option Plan as a long-term incentive for key employees who do not participate in the LTIP. The objective of the plan is similar to those of the LTIP and the 2006 Plan in aligning executive and stockholder long-term interests by creating a strong and direct link between executive compensation and stockholder return and enabling executives to develop and maintain a significant, long-term stock ownership position in the Company’s Common Stock. If the 2006 Plan is approved, the Company does not intend to make any further grants under the 2001 Stock Option Plan.
Supplemental Executive Retirement Plan
      The SERP provides Company executives with retirement income for a period of ten years based on a percentage of their final base salary, reduced by the executive’s social security benefits and 401(k) employer matching contributions account. The benefit paid to the executive is equal to 3% of the final base salary times credited years of service, with a maximum benefit of 60% of the final base salary. Benefits under the SERP vest at age 65 or, at the discretion of the Company’s Board of Directors, at age 62 reduced by a factor to recognize early commencement of the benefit payments.
Other Benefits
      The Company provides to executive officers medical benefits and retiree benefits in the form of contributions to a company sponsored 401(k) savings plan equal to 3% of base salary up to a base salary of $210,000, which is the maximum amount allowable under the regulations promulgated by the United States Internal Revenue Service. These benefits are comparable to those generally available to Company employees. The Company also funds life insurance policies on behalf of its executive officers. The amount funded under the policies and the amount of insurance provided to the executive is commensurate with the executive’s salary and level of responsibility.
Compensation of the President and Chief Executive Officer
      Throughout 2005, Mr. Richenhagen served as President and Chief Executive Officer of the Company. Mr. Richenhagen receives a base salary of $750,000 per year and a bonus of between 0% and 150% of base salary dependent upon achievement of corporate goals. Mr. Richenhagen received 3,500 restricted shares of the Company’s Common Stock for his appointment as President and Chief Executive Officer, which shares become unrestricted in three equal annual installments commencing July 2007, and an award of 100,000 shares of the Common Stock under the LTIP, which shares were forfeited following the Board’s decision to discontinue the LTIP. Mr. Richenhagen’s base salary, bonus opportunity and awards are consistent with the Employment Agreement that he entered into in 2004 when he joined the Company.
      The Compensation Committee has approved the award to Mr. Richenhagen of 52,250 performance share units and 95,000 performance share units as part of the 2006 and 2007 awards and the 2008 awards, respectively, under the 2006 Plan. It also has approved the award to him of 50,000 SSARs. In all cases, these awards are subject to stockholder approval of the 2006 Plan. In concluding that this level of compensation was appropriate, the Compensation Committee considered the size and complexity of the Company, compensation of chief executive officers at similar companies and Mr. Richenhagen’s experience and qualifications.
      The Compensation Committee believes that the Company’s Executive Officer compensation program is suited to retaining and rewarding executives who contribute to the success of the Company in achieving its business objectives and increasing stockholder value. The Compensation Committee further believes that the program strikes an appropriate balance among the interests and needs of the Company, its stockholders and its executives.
      The foregoing report has been furnished by the Compensation Committee of the Company’s Board of Directors.

Gerald L. Shaheen, Chairman
W. Wayne Booker
Herman Cain
David E. Momot
Wolfgang Sauer
Hendrikus Visser

PERFORMANCE GRAPH
      The graph shown below is a line graph presentation of the Company’s cumulative stockholder returns on an indexed basis as compared to the S&P Mid-Cap 400 Index and a self-constructed peer group of the companies listed in footnote 1 to the performance graph (“Peer Group”). Returns for the Company in the graph are not necessarily indicative of future performance.
COMPARE 5-YEAR CUMULATIVE TOTAL RETURN
AMONG AGCO CORPORATION,
S&P MIDCAP INDEX AND PEER GROUP INDEX
ASSUMES $100 INVESTED ON JAN 1, 2001
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC 31, 2005

	12/00	12/01	12/02	12/03	12/04	12/05

AGCO Corporation	$100.00	$130.25	$182.42	$166.24	$180.69	$136.77
Peer Group(1)	100.00	107.47	104.01	169.99	213.06	218.81
S&P Mid-Cap Index	100.00	99.39	84.97	115.23	134.23	151.08

(1)	Based on information for a self-constructed peer group of companies which includes the following companies: Caterpillar Inc, CNH Global NV, Cummins Inc., Deere & Company, Eaton Corporation, Ingersoll-Rand Company, Navistar International Corporation, PACCAR Inc, Parker Hannifin Corporation and Terex Corporation.

EXECUTIVE OFFICERS
      The following table sets forth information as of March 17, 2006 with respect to each person who is an executive officer of the Company.

Name	Age	Position

Martin Richenhagen	53	President and Chief Executive Officer
Garry L. Ball	58	Senior Vice President — Engineering
Andrew H. Beck	42	Senior Vice President — Chief Financial Officer
Norman L. Boyd	62	Senior Vice President — Human Resources
David L. Caplan	58	Senior Vice President — Materials Management, Worldwide
Gary L. Collar	49	Senior Vice President and General Manager, EAME
Robert B. Crain	46	Senior Vice President and General Manager, North America
Randall G. Hoffman	54	Senior Vice President — Global Sales and Marketing
Frank C. Lukacs	47	Senior Vice President — Manufacturing Technologies and Quality
Stephen D. Lupton	61	Senior Vice President — Corporate Development and General Counsel
Hubertus M. Muehlhaeuser	36	Senior Vice President — Strategy and Integration
Dexter E. Schaible	56	Senior Vice President — Product Management, Engines and Global Technology
      Martin Richenhagen has been President and Chief Executive Officer since July 2004. From 2003 to 2004, Mr. Richenhagen was Executive Vice President of Forbo International SA, a flooring material business based in Switzerland. From 1998 to 2002, Mr. Richenhagen was Group President of Claas KgaA mbH, a global farm equipment manufacturer and distributor. From 1995 to 1998, Mr. Richenhagen was Senior Executive Vice President for Schindler Deutschland Holdings GmbH, a worldwide manufacturer and distributor of elevators and escalators.
      Garry L. Ball has been Senior Vice President — Engineering since June 2002. Mr. Ball was Senior Vice President — Engineering and Product Development from 2001 to 2002. From 2000 to 2001, Mr. Ball was Vice President of Engineering at CapacityWeb.com. From 1999 to 2000, Mr. Ball was Vice President of Construction Equipment New Product Development at Case New Holland (CNH) Global N.V. Prior to that, he held several key positions including Vice President of Engineering Agricultural Tractor for New Holland N.V., Europe, and Chief Engineer for Tractors at Ford New Holland.
      Andrew H. Beck has been Senior Vice President — Chief Financial Officer since June 2002. Mr. Beck was Vice President, Chief Accounting Officer from January 2002 to June 2002, Vice President and Controller from 2000 to 2002, Corporate Controller from 1996 to 2000, Assistant Treasurer from 1995 to 1996 and Controller, International Operations from 1994 to 1995.
      Norman L. Boyd has been Senior Vice President — Human Resources since June 2002. Mr. Boyd was Senior Vice President — Corporate Development for the Company from 1998 to 2002, Vice President of Europe/ Africa/ Middle East Distribution from 1997 to 1998, Vice President of Marketing, Americas from 1995 to 1997 and Manager of Dealer Operations from 1993 to 1995.
      David L. Caplan has been Senior Vice President — Materials Management, Worldwide since October 2003. Mr. Caplan was Senior Director of Purchasing of PACCAR Inc. from 2002 to 2003 and was Director of Operation Support with Kenworth Truck Company from 1997 to 2002.
      Gary L. Collar has been Senior Vice President and General Manager, EAME since January 2004. Mr. Collar was Vice President, Worldwide Market Development for the Challenger Division from 2002 until 2004. Between 1994 and 2002, Mr. Collar held various senior executive positions with ZF Friedrichshaven A.G., including Vice President Business Development, North America, from 2001 until 2002, and President and Chief Executive Officer of ZF-Unisia Autoparts, Inc., from 1994 until 2001.
      Robert B. Crain has been Senior Vice President and General Manager, North America since January 2006. Mr. Crain held several positions with CNH Global N.V. and its predecessors, including Vice President of New Holland’s North America Agricultural Business from 2004 to 2005, Vice President of CNH Marketing North America Agricultural business from 2003 to 2004 and Vice President and General Manager of Worldwide Operations for the Crop Harvesting Division of CNH Global N.V., from 1999 to 2003.
      Randall G. Hoffman has been Senior Vice President — Global Sales and Marketing since November 2005. Mr. Hoffman was the Senior Vice President and General Manager, Challenger Division Worldwide from 2004 to 2005, Vice President and General Manager, Worldwide Challenger Division, from 2002 to 2004, Vice President of Sales and Marketing, North America, from November 2001 to 2002, Vice President, Marketing North America, from April 2001 to November 2001, Vice President of Dealer Operations, from June 2000 to April 2001, Director, Distribution Development, North America, from April 2000 to June 2000, Manager, Distribution Development, North America, from 1998 to April 2000, and General Marketing Manager, from 1995 to 1998.
      Frank C. Lukacs has been Senior Vice President — Manufacturing Technologies and Quality since October 2003. Mr. Lukacs was Senior Director of Manufacturing with Case Corporation from 1996 to 2003. He held various manufacturing positions with Simpson Industries from 1987 to 1996, most recently as Senior Director Manufacturing — Engine Products Group. Prior to that, he served in various manufacturing and general management positions with General Motors Corporation from 1977 to 1987, most recently as Manufacturing Supervisor and as Senior Industrial Engineer.
      Stephen D. Lupton has been Senior Vice President — Corporate Development and General Counsel since June 2002. Mr. Lupton was Senior Vice President, General Counsel for the Company from 1999 to 2002, Vice President of Legal Services, International from 1995 to 1999, and Director of Legal Services, International from 1994 to 1995. Mr. Lupton was Director of Legal Services of Massey Ferguson from 1990 to 1994.
      Hubertus M. Muehlhaeuser has been Senior Vice President — Strategy and Integration since September 2005. Previously, he spent over ten years with Arthur D. Little, Ltd., an international management-consulting firm, where he was made a partner in 1999. From 2000 to 2005, he led that firm’s Global Strategy and Organization Practice as a member of the firm’s global management team, and was the firm’s managing director of Switzerland from 2001 to 2005.
      Dexter E. Schaible has been Senior Vice President — Product Management, Engines and Global Technology since December 2005. Previously, Mr. Schaible was Senior Vice President — Product Development from 2002 to 2005, Vice President of European Harvesting from 2001 to 2002, Senior Vice President of Worldwide Engineering and Development from 1998 to 2001, Vice President of Worldwide Product Development from 1997 to 1998, Vice President of Product Development from 1995 to 1997 and Director of Product Development from 1993 to 1995.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
      At March 17, 2006, the Company had loans to Mr. Ratliff in the amount of $4.0 million bearing interest at 5.46% related to an executive life insurance program. The loan proceeds were used to purchase life insurance policies owned by Mr. Ratliff. The Company maintains a collateral assignment in the policies. In lieu of making the interest payments under the notes, the loan interest is reported as compensation. In addition, the Company has agreed to reimburse Mr. Ratliff for his annual tax liability associated with this additional compensation.
      In addition, Mr. Ratliff’s step-son-in-law, Randall G. Hoffman, is the Company’s Senior Vice President — Global Sales and Marketing. Mr. Hoffman’s combined annual salary and bonus during 2005 was $297,125. Mr. Ratliff also has a step-son and a son-in-law who work for the Company, with combined annual salaries and bonuses of $91,551 and $163,337, respectively, during 2005.
      During 2005 and 2004, the Company had net sales of $153.8 million and $162.8 million, respectively, to BayWa Corporation in the ordinary course of business. Mr. Deml, a director of the Company, is President and Chief Executive Officer of BayWa Corporation.

      During 2005, the Company made license fee payments and purchased raw materials, including engines, totaling approximately $184.5 million from Caterpillar Inc. in the ordinary course of business. Mr. Shaheen, a director of the Company, is one of the Group Presidents of Caterpillar Inc.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than ten percent of a registered class of the Company’s equity securities to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of the Company’s Common Stock and other equity securities. Such persons are required by the United States Securities and Exchange Commission (the “Commission”) to furnish the Company with copies of all Section 16(a) forms that are filed except as noted below.
      To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, for the fiscal year ended December 31, 2005, all Section 16(a) filing requirements applicable to its directors, executive officers and greater- than-ten-percent beneficial owners were properly filed.
      David E. Momot and Wolfgang Deml each had one late report for a single Section 16(a) reporting transaction.
ANNUAL REPORT TO STOCKHOLDERS
      The Company’s Summary Annual Report to Stockholders and Annual Report on Form 10-K for the 2005 fiscal year, including financial statements and schedule thereto but excluding other exhibits, is being furnished with this proxy statement to stockholders of record as of March 17, 2006.
ANNUAL REPORT ON FORM 10-K
      The Company will provide without charge a copy of its Annual Report filed on Form 10-K for the 2005 fiscal year, including the financial statements and schedule thereto, on the written request of the beneficial owner of any shares of its Common Stock on March 17, 2006. The written request should be directed to: Corporate Secretary, AGCO Corporation, 4205 River Green Parkway, Duluth, Georgia 30096.
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      A representative of KPMG LLP, the Company’s independent registered public accounting firm for 2005, is expected to attend the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so. The representative also will be available to respond to appropriate questions from stockholders. The Board of Directors has also approved KPMG LLP as the Company’s independent registered public accounting firm for 2006.
STOCKHOLDERS’ PROPOSALS
      Any stockholder of the Company who wishes to present a proposal at the 2007 Annual Meeting of stockholders of the Company, and who wishes to have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary, no later than November 29, 2006; however, if next year’s Annual Meeting of stockholders is held on a date more than 30 days before or after the corresponding date of the 2006 Annual Meeting, any stockholder who wishes to have a proposal included in the Company’s proxy statement for that meeting must deliver a copy of the proposal to the Company at a reasonable time before the proxy solicitation is made. The Company reserves the right to decline to include in the Company’s proxy statement any stockholder’s proposal which does not comply with the rules of the Commission for inclusion therein.

      Any stockholder of the Company who wishes to present a proposal at the 2007 Annual Meeting of stockholders of the Company, but not have such proposal included in the Company’s proxy statement and form of proxy for that meeting, must deliver a copy of such proposal to the Company at its principal executive offices at 4205 River Green Parkway, Duluth, Georgia 30096, Attention: Corporate Secretary no later than February 26, 2007 and otherwise in accordance with the advance notice provisions of the Company’s By-Laws or the persons appointed as proxies may exercise their discretionary voting authority if the proposal is considered at the meeting. The advance notice provisions of the Company’s By-Laws provide that for a proposal to be properly brought before a meeting by a stockholder, such stockholder must have given the Company notice of such proposal in written form meeting the requirements of the Company’s By-Laws no later than sixty days and no earlier than ninety days prior to the anniversary date of the immediately preceding Annual Meeting of stockholders.

APPENDIX A
AGCO CORPORATION
2006 LONG-TERM STOCK INCENTIVE PLAN
(As adopted December 1, 2005)
      The AGCO Corporation 2006 Long-Term Incentive Plan has been established by AGCO Corporation to (a) attract and retain persons eligible to participate in the Plan; (b) motivate Participants, by means of appropriate incentives, to achieve long-range goals; (c) provide incentive compensation opportunities that are competitive with those of other similar companies; and (d) further identify Participants’ interests with those of the Company’s other shareholders through compensation that is based on the Company’s common stock; and thereby promote the long-term financial interest of the Company and the Subsidiaries, including the growth in value of the Company’s equity and enhancement of long-term shareholder return.
ARTICLE I
General
      1.1     Participation. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals (including transferees of Eligible Individuals to the extent the transfer is permitted by the Plan and the applicable Award Agreement), those persons who will be granted one or more Awards under the Plan, and thereby become Participants in the Plan. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant.
      1.2     Operation, Administration, and Definitions. The operation and administration of the Plan, including the Awards made under the Plan, shall be subject to the provisions of Section 6 (relating to operation and administration). Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Article II of the Plan).
ARTICLE II
Defined Terms
      In addition to the other definitions contained herein, the following definitions shall apply:
      2.1     Award. The term “Award” means any award or benefit granted under the Plan, including, without limitation, the grant of Options, SARs, Restricted Stock Awards, and Performance Share Awards.
      2.2     Award Agreement. The term “Award Agreement” is defined in Section 5.2.
      2.3     Board. The term “Board” means the Board of Directors of the Company.
      2.4     Change in Control. The term “Change in Control” shall mean change in the ownership of a corporation, change in the effective control of a corporation or change in ownership of a substantial portion of the corporation’s assets, as described in Section 280G of the Code, including each of the following:

(1) A change in the ownership of a corporation occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of that corporation that, together with stock held by such person or group, possess more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation (unless any one person, or more than one person acting as a group, who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of a corporation, acquires additional stock).

(2) A change in the effective control of a corporation is presumed (which presumption may be rebutted by the Committee) to occur on the date that either: any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the corporation possessing twenty percent (20%) or more of the total voting power of the stock of such corporation; or a majority of members of the corporation’s board of directors is replaced during any twenty four (24)-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors prior to the date of the appointment or election of such new directors.

(3) A change in the ownership of a substantial portion of a corporation’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total fair market value equal to or more than one-third of the total fair market value of all of the assets of the corporation immediately prior to such acquisition or acquisitions unless the assets are transferred to: a stockholder of the corporation (immediately before the asset transfer) in exchange for or with respect to its stock; an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly by the corporation; a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all of the outstanding stock of the corporation; or an entity, at least fifty percent (50%) of the total value or voting power is owned, directly or indirectly, by a person, or more than one person acting as a group, that owns directly or indirectly, fifty percent (50%) or more of the total value of voting power of all of the outstanding stock of the corporation.

      2.5     Code. The term “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.
      2.6     Committee. The term “Committee” is defined in Section 8.1.
      2.7     Company. The term “Company” means AGCO Corporation, a Delaware corporation.
      2.8     Effective Date. The term “Effective Date” means January 1, 2006.
      2.9     Eligible Individual. The term “Eligible Individual” means any employee of the Company or a Subsidiary and any Board member, consultant or other person providing services to the Company or a Subsidiary. An Award may be granted to an individual, in connection with hiring, retention or otherwise, prior to the date the employee first performs services for the Company or the Subsidiaries, provided that such Awards shall not become vested prior to the date the employee first performs such services. However, only employees of the Company shall be considered Eligible Individuals with respect to ISOs.
      2.10     Exchange Act. The term “Exchange Act” means the Securities Exchange Act of 1934, as amended.
      2.11     Exercise Price. The term “Exercise Price” is defined in Section 3.1.
      2.12     Fair Market Value. The term “Fair Market Value” means, for any particular date:

(a) for any period during which the Stock shall be listed for trading on a national securities exchange, the closing price per share of stock on such exchange, or

(b) for any period during which the Stock shall not be listed for trading on a national securities exchange, but when prices for the Stock shall be reported by the National Market System of the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), the last transaction price per share as quoted by National Market System of NASDAQ,

(c) for any period during which the Stock shall not be listed for trading on a national securities exchange or its price reported by the National Market System of NASDAQ, but when prices for the Stock shall be reported by NASDAQ, the closing bid price as reported by the NASDAQ,

(d) in the event neither Section 2.12 (a), (b) or (c) above shall be applicable, the market price per share of Stock as determined in good faith by the Committee using a reasonable valuation method based on the facts and circumstances on the valuation date; provided, however, that the use of a value per share of stock previously calculated shall not be reasonable if, as of the date of grant, such valuation fails to reflect information available after the date of valuation that may materially affect the value of the Company or if the valuation per share of stock was calculated on a date more than twelve months prior to the date of grant.

      If Fair Market Value is to be determined as of a day when the securities markets are not open, the Fair Market Value on that day shall be the Fair Market Value on the preceding day when the markets were open. The provisions of this Section 2.12 shall be interpreted in accordance with Section 409A of the Code and the regulations issued thereunder and applicable accounting principles.
      2.13     Incentive Stock Option. The term “Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422(b) of the Code. Incentive Stock Options are sometimes referred to herein as “ISOs.”
      2.14     Non-Qualified Option. The term “Non-Qualified Option” means an Option that is not intended to be an “incentive stock option” as that term is described in section 422(b) of the Code. Non-Qualified Options are sometimes referred to herein as “NQOs.”
      2.15     Option. The term “Option” means either an Incentive Stock Option or a Non-Qualified Option and the grant of an Option entitles the Participant to purchase shares of Stock at an Exercise Price established by the Committee.
      2.16     Participant. The term “Participant” means those Eligible Individuals who are granted one or more Awards under the Plan.
      2.17     Performance Measures. The term “Performance Measures” means the measurable performance objectives, if any, established by the Committee for a Performance Period that are to be achieved with respect to an Award granted to a Participant under the Plan. Performance Measures may be described in terms of Company-wide objectives or in terms of objectives that are related to performance of the division, Subsidiary, department or function within the Company or a Subsidiary in which the Participant receiving the Award is employed or on which the Participant’s efforts have the most influence. The achievement of the Performance Measures established by the Committee for any Performance Period will be determined without regard to the effect on such Performance Measures of any acquisition or disposition by the Company of a trade or business, or of substantially all of the assets of a trade or business, during the Performance Period and without regard to any change in accounting standards by the Financial Accounting Standards Board or any successor entity. The Performance Measures established by the Committee for any Performance Period under the Plan will consist of one or more of the following:

(1) earnings per share and/or growth in earnings per share in relation to target objectives;

(2) operating cash flow and/or growth in operating cash flow in relation to target objectives;

(3) return on invested capital in relation to target objectives;

(4) revenue and/or growth in revenue in relation to target objectives;

(5) total shareholder return (measured as the total of the appreciation of and dividends declared on the Common Stock) in relation to target objectives;

(6) net income and/or growth in net income in relation to target objectives;

(7) return on shareholder equity in relation to target objectives;

(8) return on assets in relation to target objectives; and

(9) return on common book equity in relation to target objectives.
      If the Committee determines that, as a result of a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or any other events or circumstances, the Performance Measures are no longer suitable, the Committee may in its discretion modify such Performance Measures or the related minimum acceptable level of achievement, in whole or in part, with respect to a period as the Committee deems appropriate and equitable, except where such action would result in the loss of the otherwise available exemption of the Award under Section 162(m) of the Code, if applicable. In such case, the Committee will not make any modification of the Performance Measures or minimum acceptable level of achievement.
      2.18     Performance Period. The term “Performance Period” means, with respect to an Award, a period of time within which the Performance Measures relating to such Award are to be measured. The Performance Period will be established by the Committee at the time the Award is granted.
      2.19     Performance Share. The term “Performance Share” means an Award that is a grant of a right to receive shares of Stock that is contingent on the achievement of performance or other objectives during a specified period.
      2.20     Plan. The Term “Plan” means the 2006 AGCO Corporation Long-Term Incentive Plan as amended from time to time.
      2.21     Restricted Stock. The term “Restricted Stock” means an Award that is a grant of shares of Stock with such shares of Stock subject to a risk of forfeiture or other restrictions or conditions that will lapse over a specified period or upon the achievement of one or more goals relating to completion of service by the Participant, or achievement of performance or other objectives, as determined by the Committee.
      2.22     SAR. The term “SAR” means a stock appreciation right and the grant of a SAR entitles the Participant to receive, in cash or Stock (as determined in accordance with subsection 3.4), value equal to (or otherwise based on) the excess of: (a) the Fair Market Value of a specified number of shares of Stock at the time of exercise; over (b) an Exercise Price established by the Committee.
      2.23     Subsidiaries. The term “Subsidiary” means any company during any period in which it is a “subsidiary corporation” (as that term is defined in Code Section 424(f)) with respect to the Company.
      2.24     Stock. The term “Stock” means shares of common stock of the Company.
ARTICLE III
Options and SARS
      3.1     Exercise Price. The “Exercise Price” of each Option and SAR granted under this Article 3 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option or SAR is granted; except that the Exercise Price shall not be less than 100% of the Fair Market Value of a share of Stock on the date of grant.
      3.2     Exercise. An Option and a SAR shall be exercisable in accordance with such terms and conditions and during such periods as may be established by the Committee.
      3.3     Payment of Option Exercise Price. The payment of the Exercise Price of an Option granted under this Article 3 shall be subject to the following:

(a) Subject to the following provisions of this Section 3.3, the full Exercise Price for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Section 3.3(c), payment may be made as soon as practicable after the exercise).

(b) The Exercise Price shall be payable in cash or by tendering, by either actual delivery of shares or by attestation, shares of Stock acceptable to the Committee, and valued at Fair Market Value as of the day of exercise, or in any combination thereof, as determined by the Committee.

(c) The Committee may permit a Participant to elect to pay the Exercise Price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Stock (or a sufficient portion of the shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire Exercise Price and any tax withholding resulting from such exercise.

      3.4     Settlement of Award. Shares of Stock delivered pursuant to the exercise of an option or SAR shall be subject to such conditions, restrictions and contingencies as the Committee may establish in the applicable Award Agreement. Settlement of SARs may be made in shares of Stock (valued at their Fair Market Value at the time of exercise), in cash, or in a combination thereof, as determined in the discretion of the Committee. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to shares of Stock acquired pursuant to the exercise of an Option or a SAR as the Committee determines to be desirable.
ARTICLE IV
Performance Share Awards
      At the time a Performance Share Award is granted, the Committee may designate whether such Performance Share Award being granted to the Participant is intended to be “performance-based compensation” as that term is used in section 162(m) of the Code. Any such Performance Share Awards designated as intended to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Measures, over a specified Performance Period.
      For Performance Share Awards intended to be “performance-based compensation,” the grant of the Awards and the establishment of the Performance Measures shall be made during the period required under Code section 162(m).
ARTICLE V
Terms and Conditions of All Awards
      5.1     The number of shares of Stock as to which a Award may be granted will be determined by the Committee in its sole discretion, subject to the provisions of Section 6.2(a) as to the total number of shares available for grants under the Plan and subject to the limits on Options and SARs in the following sentence. On such date as required by Section 162(m) of the Code and the regulations thereunder for compensation to be treated as qualified performance based compensation, the maximum number of shares of Stock with respect to which Options, SARs, or Performance Shares may be granted during any calendar year period to any employee may not exceed 500,000. If, after grant, an Award is cancelled, the cancelled Award shall continue to be counted against the maximum number of shares for which options may be granted to an employee as described in this Section 5.1.
      5.2     Each Award will either be evidenced by an “Award Agreement” in such form and containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals that must be achieved as a condition to vesting or payment of the Award, or be made subject to the terms of an Award program, containing such terms, conditions and restrictions as the Committee may determine to be appropriate, including without limitation, Performance Goals that must be achieved as a condition to vesting or payment of the Award. Each Award Agreement or Award program is subject to the terms of the Plan and any provisions contained in the Award Agreement or Award program that is inconsistent with the Plan are null and void.
      5.3     The date an Award is granted will be the date on which the Committee has approved the terms and conditions of the Award and has determined the recipient of the Award and the number of shares covered by the Award, and has taken all such other actions necessary to complete the grant of the Award.
      5.4     The terms of an Award may provide that the Award will be forfeited and that the Participant will be obligated to turn over to the Company the proceeds of an Award in the event that the Participant violates any post-termination obligations that the Participant has to the Company or any Subsidiary including, without limitation, any obligation not to compete with the Company or any Subsidiary (regardless of whether such obligation is enforceable under applicable law), not to solicit employees of the Company or any Subsidiary, to maintain the confidentiality of information belonging to the Company or any Subsidiary, or not to disparage the Company or any Subsidiary or any of their affiliates.

ARTICLE VI
Operation and Administration
      6.1     Effective Date. Subject to the approval of the shareholders of the Company, the Plan shall be effective as the Effective Date; provided, however, that to the extent that Awards are granted under the Plan prior to its approval by shareholders, the Awards shall be contingent on approval of the Plan by the shareholders of the Company. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that, to the extent required by the Code, no ISO may be granted under the Plan on or after January 1, 2016.
      6.2     Shares Subject to Plan. The shares of Stock for which Awards may be granted under the Plan shall be subject to the following:

(a) Subject to the following provisions of this subsection 6.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries under the Plan shall be 5,000,000.

(b) For purposes of calculating the total number of shares of Stock available under this Plan for grants of Awards, (i) the grant of an Award of Options, Restricted Stock Awards, SARs or a Performance Share Award shall be deemed to be equal to the maximum number of shares of Stock which may be issued under the Award, (ii) subject to the provisions of this Section 6.2 there shall again be available for Awards under this Plan all of the following: (A) shares of Stock represented by Awards which have been cancelled, forfeited, surrendered or terminated or which expire unexercised; and (B) the excess portion of variable Awards, such as SARs and Performance Share Awards, which become fixed at less than their maximum limitations.

(c) If the Exercise Price of any stock option granted under the Plan or any prior equity incentive plan of the Company is satisfied by tendering shares of Stock to the Company (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tendered shall be deemed delivered for purposes of determining the maximum number of shares of Stock for delivery under the Plan.

(d) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee may adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options and SARs; and (iv) any other adjustments that the Committee determines to be equitable; provided, however that any adjustments to the number of shares subject to an Award and the Exercise Price to be paid therefore, shall be proportionately adjusted to reflect such transaction and only such transaction on a pro rata basis such that the aggregate Exercise Price of such Awards, if any, is not less than the aggregate Exercise Price before such transaction. The foregoing adjustment and the manner of application of the foregoing provisions shall be determined by the Committee in its sole discretion and to the extent not prohibited under Section 409A of the Code and the regulations thereunder. Any such adjustment may provide for the elimination of any fractional Share which might otherwise become subject to an Award.
      6.3     General Restrictions. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provisions of the Plan, the Company shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

(b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.
      6.4     Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes, and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. The Committee, in its discretion, and subject to such requirements as the Committee may impose prior to the occurrence of such withholding, may permit such withholding obligations to be satisfied through cash payment by the Participant or through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan.
      6.5     Use of Shares. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.
      6.6     Dividends and Dividend Equivalents. An Award other than an Option or SAR Award may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Stock as determined by the Committee. Any such settlements, and any such crediting of dividends or dividend equivalents or reinvestment in shares of Stock, may be subject to such conditions, restrictions and contingencies as the Committee shall establish, including the reinvestment of such credited amounts in Stock equivalents.
      6.7     Payments. Awards may be settled through cash payments, the delivery of shares of Stock, or combination thereof as the Committee shall determine provided that in the case of Restricted Stock Awards and Performance Share Awards such settlement shall be made within two and a half months after the later of (i) the last day of the Participant’s taxable year during which the Award is no longer subject to a substantial risk of forfeiture, or (ii) the last day of the Company’s taxable year during which the Award is no longer subject to a substantial risk of forfeiture. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Each Subsidiary shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Subsidiary by the Participant. Any disputes relating to liability of a Subsidiary for cash payments shall be resolved by the Committee.
      6.8     Transferability. Except as otherwise provided by the Committee, Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution.
      6.9     Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.
      6.10     Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the Board (including a committee of the Board) who are duly authorized to act for the Board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of such company.
      6.11     Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

      6.12     Limitation of Implied Rights.
      (a) Neither a Participant nor any other person shall, by reason of participation in the Plan, acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Subsidiary, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.
      (b) The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Subsidiary, nor any right to claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any rights as a shareholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.
      6.13     Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
ARTICLE VII
Change in Control
      Subject to the provisions of Section 6.2(d) (relating to the adjustment of shares), and except as otherwise provided in the Plan or the Award Agreement reflecting the applicable Award, upon the occurrence of a Change in Control: (a) all outstanding Options shall become fully exercisable; (b) all outstanding SARs shall become fully exercisable; and (c) all Restricted Stock and Performance Shares shall become fully vested.
ARTICLE VIII
Committee
      8.1     Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) in accordance with this Article 8. So long as the Board has a Compensation Committee, the Compensation Committee shall constitute the committee unless expressly determined otherwise by the Board. In the event that the Board does not have a Compensation Committee or the Board expressly determines that the Compensation Committee shall not be the Committee, the members of the Committee shall be selected by the Board and the Committee shall be comprised of two or more members of the Board who are not employees, former employees or officers of the Company or receive remuneration from the Company in any capacity other than a director. If the Committee does not exist, or for any other reason determined by the Board, the members of the Board deemed to meet such independence standards by the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.
      8.2     Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:

(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Individuals those persons who shall receive Awards, to determine the time or times or receipt, to determine the types of Awards and the number of shares covered by the Awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such Awards, and (subject to the restrictions imposed by Article 9) to cancel or suspend Awards.

(b) The Committee may, without amending the Plan, provide for different terms and conditions for the Awards granted to Participants who are foreign nationals or employed outside the United States in order to accommodate differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters, and may make such awards pursuant to sub-plans and other appropriate means.

(c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any Award Agreement made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.

(d) Any interpretations of the Plan by the Committee and any decisions made by it under the Plan are final and binding on all persons.

(e) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and by-laws of the Company and applicable state corporate law.
      8.3     Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.
      8.4     Information to be Furnished to Committee. The Company and Subsidiaries shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Subsidiaries as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.
ARTICLE IX
Amendment and Termination
      The Board may, at any time, amend or terminate the Plan, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), materially adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board; provided that adjustments pursuant to Section 6.2(d) and amendments to allow the Plan and the Awards issued thereunder to comply with the provisions of Section 409A and the regulations and other applicable law thereunder shall not be subject to the foregoing limitations of this Article 9.

AGCO CORPORATION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For Annual Meeting of Stockholders, April 27, 2006
     The undersigned hereby appoints Andrew H. Beck, Stephen D. Lupton and Martin Richenhagen, and each of them, proxies with full power of substitution, to represent and to vote as set forth herein all the shares of Common Stock of AGCO Corporation held of record by the undersigned on March 17, 2006 at the Annual Meeting of Stockholders of AGCO Corporation to be held at the offices of the Company, 4205 River Green Parkway, Duluth, Georgia 30096, at 9:00 a.m., local time, on Thursday, April 27, 2006, and any adjournments thereof.

Dated: , 2006

Signature

Signature, if held jointly

NOTE: Please sign above exactly as name appears on Stock Certificate. If stock is held in the name of two or more persons, all must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

AGCO CORPORATION	PROXY
This Proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” the election of all nominees and “FOR” the approval of the Plan.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES IN PROPOSAL NUMBER 1 AND “FOR” THE APPROVAL OF THE AGCO CORPORATION 2006 LONG-TERM INCENTIVE PLAN IN PROPOSAL NUMBER 2.

1.	ELECTION OF DIRECTORS

	Nominees:	(1) P. George Benson (2) Gerald L. Shaheen (3) Hendrikus Visser

		☐ FOR all nominees listed above		☐ WITHHOLD AUTHORITY to vote for all
		(except as marked to the contrary)		nominees listed above

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write the nominee’s name on the space provided below.

2.	APPROVAL OF AGCO CORPORATION 2006 LONG-TERM INCENTIVE PLAN

		☐ FOR approval of the Plan	☐ AGAINST approval of the Plan	☐ ABSTAIN

3.	In their discretion, the proxies are authorized to vote as described in the proxy statement and upon such other business as may properly come before the meeting.